SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF l934

CLICK2LEARN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1276003 (I.R.S. Employer Identification No.)

110-110TH AVENUE NE Bellevue, WA (Address of principal executive offices)	98004 (Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]	If this Form relates to the registration of a class of pursuant to General Instruction 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:	(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Title of Each Class
to be so Registered	to be so Registered

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class)

(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

     Item 1 of the registrant’s Registration Statement on Form 8-A dated May 18, 1998, is hereby amended in its entirety to read as follows:

DESCRIPTION OF CAPITAL STOCK

     Under our certificate of incorporation, we are authorized to issue 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes significant provisions of our capital stock and is qualified in its entirety by reference to our certificate of incorporation, bylaws, documents governing our capital securities, Delaware law and Washington law.

Common Stock

     As of August 6, 2002, there were 24,600,114 shares of our common stock outstanding, which were held of record by 213 stockholders. Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends, if any, when, as and if declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distributions.

     Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. Shares of our common stock may not be voted cumulatively.

Preferred Stock

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights of holders of our common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control.

     We have no current plans to issue any shares of preferred stock.

Warrants

     As of August 7, 2002, we had outstanding warrants to purchase 3,643,686 shares of our common stock, subject to adjustment. The current exercise prices of the warrants range from $2.50 to $12.10 per share, subject to adjustment. The exercise periods of the warrants terminate on dates ranging from August 18, 2004 to December 10, 2008.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

     Some provisions of our certificate of incorporation and bylaws may tend to discourage unsolicited takeover attempts for us, including takeover attempts that may result in our stockholders receiving a premium over the market price for their shares of our common stock and other takeover attempts that our stockholders may consider to be in their best interests, and may also tend to perpetuate our current management.

     Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors is elected each year. This provision may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.

     Meetings of Stockholders. Our bylaws further provide that meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority of our board of directors. Our bylaws expressly provide that our stockholders do not have the power to call a stockholders’ meeting for any purpose.

     Advance Notice Requirements. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide advance written notice. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary at our principal executive offices no later than the 60th day and no earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting in order to be considered at the meeting, unless such meeting is held more than 30 days before or 60 days after such anniversary date, in which case such proposals must be received by the Company at our principal executive offices no earlier than the 90th day prior to meeting date and no later than the later of (i) the 60th day prior to the meeting date or (ii) the 10th day following the day Click2learn first makes a public announcement of the meeting date. This advance notice requirement may preclude stockholders from bringing matters before an annual meeting of our stockholders or from making nominations for directors at an annual meeting of our stockholders.

Authorized But Unissued Shares

     The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and issuances of our stock pursuant to employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could make it more difficult, or discourage an attempt, to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Specific Anti-Takeover Provisions of Delaware and Washington Law

     We are subject to Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three-years after the date of the transaction in which the person became an interested stockholder unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors, officers and employee stock plans; or

•	on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     For the purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates of that person, (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

     The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

     In addition, the laws of the State of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in significant business transactions with an acquiring person. An acquiring person is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless a majority of the members of the target corporation’s board of directors approves the transaction before the acquisition. Prohibited transactions include:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares and

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

     After the five-year period, a significant business transaction may take place so long as it complies with the fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A target corporation includes a foreign corporation if

•	the corporation has a class of voting stock registered under Section 12 or 15 of the Securities Exchange Act of 1934, as amended;

•	the corporation’s principal executive offices are located in Washington;

•	any of (a) more than 10% of the corporation’s stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents;

•	a majority of the corporation’s employees are Washington residents or the corporation employs more than 1,000 Washington residents; and

•	a majority of the corporation’s tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

     A corporation may not opt out of this statute. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the Washington Business Corporation Act may have the effect of delaying, deferring or preventing a change of control of the Company.

ITEM 2. EXHIBITS.

     The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Exhibit Title or Description

3.01	Amended and Restated Certificate of Incorporation of Click2learn.(1)

3.02	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Click2learn filed on October 5, 1999.(2)

3.03	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on November 23, 1999.(3)

3.04	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on June 11, 2001.(4)

3.05	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on May 31, 2002.

3.06	Bylaws of Click2learn.(1)

Exhibit
Number	Exhibit Title or Description

4.01	Form of Specimen Stock Certificate for Click2learn’s Common Stock.(3)

4.02	Common Stock Purchase Warrant dated as of August 16, 1999 from Click2learn to Go2Net, Inc.(4)

4.03	Form of Warrant to Purchase Common Stock dated as of October 6, 1999 from Click2learn to Marshall Capital Management, Inc., Vulcan Ventures, Inc. and Alpine Capital Partners, Inc.(2)

4.04	Series A Warrant to Purchase Common Stock dated as of December 12, 2000 by and between Click2learn and Marshall Capital Management, Inc.(5)

4.05	Series B Warrant to Purchase Common Stock dated as of December 12, 2000 by and between Click2learn and Marshall Capital Management, Inc.(5)

4.06	Form of Warrant to Purchase Common Stock dated as of November 20, 2001 from Click2learn to various investors.(6)

     Notes to Exhibit List:

(1)	Incorporated herein by reference to Click2learn’s Registration Statement on Form S-1 (Registration no. 333-49037), as amended.

(2)	Incorporated herein by reference to Click2learn’s Registration Statement on Form S-3 (Registration no. 333-89615).

(3)	Incorporated herein by reference to Click2learn’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(4)	Incorporated by reference to Click2learn’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

(5)	Incorporated herein by reference to Click2learn’s Current Report filed with the Securities and Exchange Commission on Form 8-K dated December 12, 2000.

(6)	Incorporated herein by reference to Click2learn’s Current Report filed with the Securities and Exchange Commission on Form 8-K dated November 15, 2001.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 8, 2002	Click2learn, Inc.

	By:	/s/ KEVIN OAKES

Kevin Oakes President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Title or Description

3.01	Amended and Restated Certificate of Incorporation of Click2learn.(1)

3.02	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Click2learn filed on October 5, 1999.(2)

3.03	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on November 23, 1999.(3)

3.04	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on June 11, 2001.(4)

3.05	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Click2learn filed on May 31, 2002.

3.06	Bylaws of Click2learn.(1)

4.01	Form of Specimen Stock Certificate for Click2learn’s Common Stock.(3)

4.02	Common Stock Purchase Warrant dated as of August 16, 1999 from Click2learn to Go2Net, Inc.(4)

4.03	Form of Warrant to Purchase Common Stock dated as of October 6, 1999 from Click2learn to Marshall Capital Management, Inc., Vulcan Ventures, Inc. and Alpine Capital Partners, Inc.(2)

4.04	Series A Warrant to Purchase Common Stock dated as of December 12, 2000 by and between Click2learn and Marshall Capital Management, Inc.(5)

4.05	Series B Warrant to Purchase Common Stock dated as of December 12, 2000 by and between Click2learn and Marshall Capital Management, Inc.(5)

4.06	Form of Warrant to Purchase Common Stock dated as of November 20, 2001 from Click2learn to various investors.(6)

     Notes to Exhibit List:

(1)	Incorporated herein by reference to Click2learn’s Registration Statement on Form S-1 (Registration no. 333-49037), as amended.

(2)	Incorporated herein by reference to Click2learn’s Registration Statement on Form S-3 (Registration no. 333-89615).

(3)	Incorporated herein by reference to Click2learn’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

(4)	Incorporated by reference to Click2learn’s Quarterly Report on Form 10-Q for the fiscal quarter ended June

30, 2001.

(5)	Incorporated herein by reference to Click2learn’s Current Report filed with the Securities and Exchange Commission on Form 8-K dated December 12, 2000.

(6)	Incorporated herein by reference to Click2learn’s Current Report filed with the Securities and Exchange Commission on Form 8-K dated November 15, 2001.